EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-180168 and 333-200685 on Form S-8 of Electromed, Inc. of our report dated September 15, 2015, relating to our audit of the financial statements of Electromed, Inc., which appears in this Annual Report on Form 10-K for the year ended June 30, 2015.

Minneapolis, Minnesota

September 15, 2015